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                                                                    EXHIBIT 99






                            SHARE PURCHASE PLAN OF

                            GILDAN ACTIVEWEAR INC.

                                U.S. Provisions






                                 May 29, 2000
































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                               TABLE OF CONTENTS
                                                                          Page

1.       Definitions ...................................................
2.       Purpose of the Plan............................................
3.       Administration of the Plan.....................................
4.       Administration and Brokerage Fees..............................
5.       Custodian......................................................
6.       Participation..................................................
7.       Purchase of Shares with Contributions..........................
8.       Dividends......................................................
9.       Retention of Plan Subordinate Voting Shares....................
10.      Certificates representing Plan Subordinate Voting Shares.......
11.      Statements to Participants.....................................
12.      Voting Rights..................................................
13.      Offer for Shares of the Corporation............................
14.      Subdivision, Consolidation, Conversion or Reclassification.....
15.      Change and Suspension of Contributions.........................
16.      Death, Retirement and Termination of Employment................
17.      Modification, Suspension or Termination of the Plan............
18.      Legal Requirements.............................................
19.      Governing Law..................................................
20.      Participation Voluntary........................................
21.      Rights Non-Assignable..........................................
22.      Quantitative Limitations.......................................
23.      Effective Date.................................................





















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1.       Definitions

         The following words and phrases have the following meanings unless there is something in the context inconsistent therewith:

         "Annual Income" means (i) for a salaried employee, the annualized salary of such employee at the date of enrollment in the Plan or at such subsequent date as the Participant changes the amount of his Contributions to the Plan pursuant to Section 15 hereof, excluding overtime, bonuses, premiums, incentives, traveling expenses, any special payments for extraordinary services and the cost of employee benefits paid for by the Corporation and (ii) for a non-salaried employee, the annualized regular wages of such employee at such date.

         "Board" means the Board of Directors of the Corporation or any authorized committee thereof as the same may be constituted from time to time.

         "Compensation Committee" means the Compensation Committee of the Board.

         "Contributions" means in respect of any Participant the sums deducted by the Corporation from the payroll of such Participant, as designated in the Participant's Enrollment Form or Modification Form, and paid over to the Custodian for the account of such Participant.

         "Corporation" means Gildan Activewear Inc. and/or, subject to any requirements or conditions imposed under IRC Sections 423 and 424, any of its subsidiaries or affiliates.

         "Custodian" means the financial institution appointed to act as custodian under the Plan pursuant to Section 5.1.

         "Eligible Employee" means any regular full-time or regular part-time employee of the Corporation who is a U.S. citizen or resident and at the date of enrollment in the Plan has six months of continuous service with the Corporation.

         "Enrollment Form" means the form entitled "Enrollment Form" pursuant to which an employee may enroll in the Plan.

         "Fair Market Value" of a Subordinate Voting Share as of a given date means the closing price of a Subordinate Voting Share on the NYSE on such date, or, if Subordinate Voting Shares were not traded on such date on the NYSE, then on the next preceding trading day during which a trade occurred.


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         "Former Participant" means a Participant who ceases to be an employee of the Corporation.

         "Market Price" on any Purchase Date (or other specified date) means
         (i) if Subordinate Voting Shares are issued from the treasury of the Corporation, the weighted average trading price per share of the Subordinate Voting Shares on the NYSE for the last five trading days immediately preceding the applicable Purchase Date (or other specified date) during which at least a board lot of Subordinate Voting Shares was traded or (ii) if Subordinate Voting Shares are purchased on the open market, the actual price at which such shares are purchased.

         "Modification or Subscription Period" means the periods from June 1 to June 30 and from December 1 to December 31 of each year.

         "Modification Form" means the form entitled "Modification Form" a Participant uses (i) to modify or cease his contributions, (ii) to sell or withdraw his Plan Subordinate Voting Shares or (iii) to terminate his participation in the Plan.

         "NYSE" means the New York Stock Exchange.

         "Offering Period" means the six-month period commencing on June 1 to November 30 and the six-month period commencing December 1 to May 31 of each year, respectively.

         "Participant" means any Eligible Employee participating in the Plan.

         "Participation Amount" means the aggregate amount of Contributions a Participant agrees to make to the Plan on a yearly basis as so indicated on the Participant's Enrollment Form (or Modification Form, if applicable).

         "Plan" means this Share Purchase Plan of Gildan Activewear Inc.

         "Plan Subordinate Voting Shares" means Subordinate Voting Shares and any fractions thereof issued or purchased, as the case may be, and held by the Custodian for the account of each Participant or Former Participant pursuant to the Plan?

         "Purchase Date" means (i) if Subordinate Voting Shares are issued from the treasury of the Corporation, the last day of each month in every Offering Period, or (ii) if Subordinate Voting Shares are purchased on the open market, the actual date at which such shares are purchased.


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         "Restricted Shares" means the Plan Subordinate Voting Shares subject to the Retention Period, referred to in Section 9 hereof.

         "Retention Period" means the period referred to in Section 9 hereof.

         "Share Compensation Arrangements" means any stock option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of securities of the Corporation.

         "Statement" means the statement issued on a quarterly basis by the Custodian, referred to in Section 11 hereof.

         "Subordinate Voting Shares" means the Class A Subordinate Voting Shares of Gildan Activewear Inc.

         Words importing the masculine gender shall include the feminine gender.

2.       Purpose of the Plan

         The purpose of the Plan is to provide an opportunity for Eligible Employees to participate in the ownership of the Corporation through the purchase of Subordinate Voting Shares.

3.       Administration of the Plan

         The Plan is under the direction of the Board which, in addition to the specific powers conferred upon it hereunder, has full and complete authority to interpret the Plan and, subject to Section 17, to prescribe such rules and regulations and make such other determinations as it deems necessary or desirable to administer the Plan and to meet its objectives.

         The Board may delegate to the Compensation Committee or to any person, group of persons or corporation, such administrative duties and powers as it may see fit. If the Compensation Committee is appointed to administer the Plan, all references in this Plan to the Board shall be deemed to be references to the Compensation Committee.

4.       Administration and Brokerage Fees

         The Corporation assumes all the administration fees inherent in the Plan, except for brokerage fees related to the withdrawal or sale of Plan Subordinate Voting Shares, which are payable by the Participant. The Corporation also pays the fees for issuing one share certificate per period of 12 months to each Participant. Fees for issuing an

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         additional certificate during that period are payable by the
         Participant who makes such a request and are taken directly from his account.

5.       Custodian

5.1 The Custodian shall be Montreal Trust Company, which has agreed to act in this capacity and shall hold office for such period as is determined by the Board. In the event of the resignation or other termination of office of the Custodian, its successor shall be appointed by the Board. Any successor of the Custodian shall be vested with all the powers, rights, duties and immunities of the Custodian hereunder to the same extent as if originally named as the Custodian hereunder.

5.2 The Custodian shall only be liable for its own willful misconduct or gross negligence in the performance of its duties under the Plan and shall not be liable for any default of any nominee.

6.       Participation

6.1 An Eligible Employee can become a Participant in the Plan by completing and filing the Enrollment Form with the Corporation during the Subscription Periods.

6.2 The Participation Amount may be a multiple of 1%, not to exceed 10%, of the Participant's Annual Income for any given year.

6.3 No employee may be granted a right to participate in the Plan, if immediately after such grant, such employee would own Subordinate Voting Shares and/or hold a right to purchase such Subordinate Voting Shares possessing 5% or more of the total combined voting power or value of all classes of the Subordinate Voting Shares of the Corporation.

6.4 No Participant shall be permitted to purchase Subordinate Voting Shares under the Plan or under any other employee share purchase plan of the Corporation which is intended to qualify under IC Section
         423, at a rate that exceeds $25,000 of the Fair Market Value of such stock for each calendar year in which such Participant is eligible to purchase Subordinate Voting Shares under the Plan.

6.5 The Contributions will commence on the first pay period of the month after the filing of the Enrollment Form (or the Modification Form) and will be deducted from the Participant's pay according to the percentage determined by him.


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6.6      Participants may revise, subject to Section 6.2 and Section 15.1 hereof, their Participation Amounts during the Modification and Subscription Periods.

7.       Purchase of Shares with Contributions

7.1 The Contributions will be remitted by the Corporation to the Custodian on a monthly basis.

7.2 As soon as practicable following remittance by the Corporation of the Contributions, the Custodian shall purchase from the treasury of the Corporation, for and on behalf of each Participant, a number of Subordinate Voting Shares equal to the quotient, including fractions thereof, obtained by dividing the Contributions made during the month by ninety percent (90%) of the Market Price. Notwithstanding the above, at the Corporation's discretion, an equivalent number of Subordinate Voting Shares may be purchased on the open market, in which case the Corporation shall remit to the Custodian the additional funds required to settle such purchase.

7.3 A maximum of 100,000 Subordinate Voting Shares in the aggregate have been reserved for issuance pursuant to the Plan. In the event that the number of Subordinate Voting Shares reserved is insufficient to satisfy the total number of Subordinate Voting Shares which the Custodian must purchase pursuant to Section 7.2, share purchases from the reserved shares shall be prorated in order to allow partial acceptance of all subscriptions. The Subordinate Voting Shares may consist, in whole or in part, of unissued Subordinate Voting Shares or treasury shares. The issuance of Subordinate Voting Shares, pursuant to this Section 7, shall reduce the total number of Subordinate Voting Shares available under the Plan, as applicable.

8.       Dividends

         Any dividends declared and paid on the Plan Subordinate Voting Shares shall be used to purchase additional Subordinate Voting Shares in conformity with Section 7.2, except that the reference to ninety percent (90%) shall be replaced by one hundred percent (100%).

9.       Retention of Plan Subordinate Voting Shares

         Subject to Section 13 hereof and except in the event of death, retirement or termination of employment of a Participant, Plan Subordinate Voting Shares will be held by the Custodian for and on behalf of the Participant for a minimum period of 12 months following their respective purchases by the Custodian (hereinafter referred to as the "Retention Period" and the "Restricted Shares").

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10.      Certificates representing Plan Subordinate Voting Shares

10.1 The Subordinate Voting Shares purchased by the Custodian under the Plan for and on behalf of a Participant will be registered in the name of and held by the Custodian for and on behalf of the Participant or Former Participant, as the case may be. A Participant may request from the Custodian, by filing a Modification Form, a certificate representing any number of the Plan Subordinate Voting Shares which are eligible for withdrawal pursuant to the terms of the Plan and any such request affecting Plan Subordinate Voting Shares shall first be applied to the Plan Subordinate Voting Shares which have been held in the Plan for the longest period of time. In lieu of a certificate, the Participant may request that the Custodian sell the said Plan Subordinate Voting Shares on the NYSE and remit to him the net proceeds of such sale.

10.2 Notwithstanding anything herein contained, the Custodian will not provide certificates representing fractional shares. If any fraction of a Plan Subordinate Voting Share would, except for this provision, be deliverable, the Custodian shall pay to the Participant an amount of cash equal to the amount obtained by multiplying such fraction of a Plan Subordinate Voting Share by the Fair Market Value on the business day next preceding the date the request for delivery is made.

11.      Statements to Participants

11.1 The Custodian will issue on a quarterly basis to each Participant a statement (the "Statement") indicating:

         (a)     the Contributions received by the Custodian since the last
                 Statement;

         (b) the Market Price of the Subordinate Voting Shares purchased on each of the Purchase Dates since the last Statement;

         (c) the purchase price of the Subordinate Voting Shares purchased on each of the Purchases Dates since the last Statement;






















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         (d)     the number of Subordinate Voting Shares purchased on each of the Purchase Dates with the Participant's Contributions;

         (e) the number of Subordinate Voting Shares purchased with reinvested cash dividends, if applicable, since the last Statement;

         (f) the cumulative number of Plan Subordinate Voting Shares held by the Custodian on behalf of each Participant, indicating the number of Restricted Shares subject to the Retention Period; and

         (g) the Fair Market Value of the Plan Subordinate Voting Shares being held for the Participant.

11.2    Notwithstanding Section 11.1 hereof, the Custodian may, with the prior consent of the Board, revise the form and content of the Statement.

12.      Voting Rights

         All voting rights with respect to whole Plan Subordinate Voting Shares may be exercised by Participants and the Custodian shall execute and deliver, or cause to be executed and delivered, suitable proxies or voting powers to permit Participants or Former Participants to vote and shall otherwise facilitate the voting of such Plan Subordinate Voting Shares by Participants or Former Participants.

13.      Offer for Shares of the Corporation

         In the event that, at any time, an offer to purchase is made to all holders of Subordinate Voting Shares, notice of such offer shall be given by the Custodian to each Participant and the Retention Period will be deemed to be waived with respect to each Participants Plan

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         Subordinate Voting Shares to the extent necessary to enable a
         Participant to tender his Plan Subordinate Voting Shares under the offer should he so desire.

14.      Subdivision, Consolidation, Conversion or Reclassification

         In the event that the Subordinate Voting Shares are subdivided, consolidated, converted or reclassified by the Corporation, or any other action is taken by the Corporation of a similar nature affecting the Subordinate Voting Shares, then the Plan Subordinate Voting Shares held by the Custodian for the benefit of the Participants shall be appropriately adjusted, and the maximum number of Subordinate Voting Shares reserved for issuance under the Plan shall be adjusted in the same manner.

15.      Change and Suspension of Contributions

15.1 Subject to Section 15.2 hereof, a Participant can change his participation in the Plan by modifying the amount of or ceasing his Contributions to the Plan by completing and filing the Modification Form with the Corporation during the Modification or Subscription Periods.

15.2 In the event a Participant ceases his Contributions and fails to reinstate Contributions to the Plan for a period of two years following such termination, participation in the Plan will automatically terminate and, as soon as reasonably possible thereafter, the Custodian will remit to the Participant a certificate registered in the Participant's name representing the number of whole Plan Subordinate Voting Shares standing to the credit of such Participant together with a cash payment for any fraction of a Plan Subordinate Voting Share (calculated in accordance with
         Section 10.2 hereof).

15.3 With the exception of Participants on parental leave, in the event that a Participant, while remaining an Eligible Employee, is no longer being paid by the Corporation due to an authorized period of absence such as, but not limited to, leave of absence, temporary layoff or disability, the Contributions of such Participant will be suspended until the Participant resumes employment within the Corporation. Participants who temporarily cease being paid by the Corporation as a result of being on parental leave may continue participation in the Plan during such period of parental leave provided they furnish the Corporation with cash payments equivalent to the Contributions which would

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         normally be deducted from such Participants' pay. If the
         Participant does not resume employment within two years from any leave, layoff or disability, the provisions of Section
         15.2 hereof will apply.

16.      Death, Retirement and Termination of Employment

         In the event of the death, retirement or termination of employment of a Participant, participation in the Plan will automatically terminate and the Custodian will, unless otherwise instructed, remit to the estate of the deceased Participant, to the retired Participant or to the Former Participant, as the case may be, a certificate registered in the Participant's name representing the number of whole Plan Subordinate Voting Shares standing to the credit of such Participant as of the date of death, retirement or termination of employment, as the case may be, together with a cash payment for any fraction of a Plan Subordinate Voting Share (calculated in accordance with Section
         10.2 hereof) and any Contributions not yet invested as of the date of death, retirement or termination of employment.

17.      Modification, Suspension or Termination of the Plan

         The Board reserves the right to modify, subject to regulatory approval, suspend or terminate the Plan or participation therein, in whole or in part, or in regard to any or all Participants or Former Participants, at any time. All Participants and Former Participants will be sent written notice of any such modification, suspension or termination. If the Plan or the Eligible Employee's participation herein is terminated in whole or in part by the Corporation, the Custodian will, subject to the Retention Period, remit to each affected Participant and Former Participant certificates registered in their names representing the whole Plan Subordinate Voting Shares standing to the credit of such Participants or Former Participants together with a cash payment for any fraction of a Plan Subordinate Voting Share (calculated in accordance with Section 10.2 hereof) and any Contributions not yet invested.

18.      Legal Requirements

         No Subordinate Voting Share may be issued, purchased or sold under the Plan if such issuance, purchase or sale would be contrary to or in violation of any applicable law or any applicable regulation adopted thereunder.

19.      Governing Law



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         Subject as follows, the laws of the State of New York and the United
         States of America will govern with respect to all matters relating to the Plan, excluding conflicts of laws principles. With respect to the Subordinate Voting Shares available to be purchased pursuant to this Plan, the securities laws of Canada will govern to the extent required thereby.

20.      Participation Voluntary

20.1 The participation of an Eligible Employee in the Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon any such Eligible Employee any rights or privileges other than those rights and privileges expressly provided in the Plan. In particular, participation in the Plan does not constitute a condition of employment nor a commitment on the part of the Corporation to ensure the continued employment of such Eligible Employee.

20.2 The Corporation offers no guarantee against any loss that a Participant may suffer as a consequence of a drop in the market value of the Subordinate Voting Shares or of market fluctuations for any cause whatsoever.

21.      Rights Non-Assignable
         The right of a Participant to purchase Subordinate Voting Shares pursuant to the provisions of this Plan are non-assignable and not transferable other than by will or the laws of descent and distribution and, during the Participant's lifetime, may be exercised only by the Participant.

22.      Quantitative Limitations

         Notwithstanding anything to the contrary herein provided, the number of Subordinate Voting Shares which may be issued under the Plan and other Share Compensation Arrangements of the Corporation in a one-year period shall not exceed (i) 10% of the outstanding issue, in the case of Subordinate Voting Shares issued to insiders, or (ii) 5% of the outstanding issue, in the case of Subordinate Voting Shares issued to any one insider and his associates. In addition, the number of Subordinate Voting Shares reserved for issuance to any one person pursuant to purchase rights under the Plan or under any other Share Compensation Arrangements must not exceed 5% of the outstanding issue?

         For the purposes of this Section 22, the term "outstanding issue" shall have the meaning, if any, set forth under the rules and policies relating to Share Compensation Arrangements of the stock

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         exchanges upon which the Subordinate Voting Shares are then listed based, however, on a deemed conversion of all Class B Multiple Voting Shares then issued and outstanding.

23.      Effective Date

         The Plan shall be effective upon the approval of the shareholders of the Corporation, or at such other time as may be determined by the Board, subject to receipt of all applicable approvals, including the approvals of the stock exchanges upon which the Subordinate Voting Shares are currently listed.





































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